March 2008 Preliminary Terms No. 542 Registration Statement No. 333-131266 Dated February 25, 2008 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
RevConsSM
Based on the Common Stock of Google Inc. due September 12, 2008
Reverse Convertible Securities
RevCons offer a short-term, enhanced yield strategy that pays a periodic, above-market, fixed rate coupon (per annum) in return for the risk that the RevCons will redeem for shares of the underlying stock of a specific underlying company at maturity if the closing price of the underlying stock trades at or below the trigger price on any trading day up to and including the determination date.  The value of these shares will be less than the value of the investor’s initial investment and may be zero, and the investor has no opportunity to participate in any upside.  Alternatively, if the underlying stock never trades at or below the trigger price, the RevCons will return the stated principal amount at maturity.  The coupon is paid regardless of the performance of the underlying stock.  RevCons are not principal protected.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per RevCons
Issue price:	$1,000 per RevCons
Maturity date:	September 12, 2008
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the specified trigger price on any trading day up to and including the determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Trigger event:	Closing price trigger event
Exchange ratio:	The stated principal amount divided by the initial share price, subject to adjustments for corporate events.
Trigger level:	80%
Trigger price:	The trigger price is equal to the product of the trigger level times the initial share price.
Determination date:	September 9, 2008 (3 business days before the maturity date), subject to postponement in the event of certain market disruption events.
Coupon:	10-12% per annum, payable monthly beginning April 12, 2008.
Underlying stock:	Google Inc. (“GOOG”)
Initial share price:	The initial share price will be the closing price of the underlying stock on the pricing date.
Pricing date:	March 7, 2008
Original issue date:	March 12, 2008
Listing:	The RevCons will not be listed on any securities exchange.
CUSIP:	6174463Z0
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to public	Agent’s commissions(1)	Proceeds to company
Per RevCons	$1,000	$	$
Total	$	$	$

(1)	For additional information, see “Plan of Distribution” in the prospectus supplement for reverse convertible securities (“RevCons”).

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS,
EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Prospectus Supplement for RevCons dated March 2, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0307001

RevConsSM
RevConsSM Based on the Common Stock of Google, Inc. due September 12, 2008

Investment Overview

RevConsSM

Reverse Convertible Securities
RevCons pay a periodic, above-market, fixed rate coupon, on a per annum basis.  At maturity, the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has decreased to or below the specified trigger price on any day over the term of the RevCons, a number of shares of underlying stock worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares.  RevCons are not principal protected and offer no potential for appreciation.  The value of any underlying stock delivered at maturity per RevCons, and accordingly its cash value, will be less than the stated principal amount of the RevCons, and may be zero.

Underlying Stock Overview

Google Inc.
Google Inc. is a technology company which maintains an online index of web sites and other online content. Its SEC file number is 000-50726.
Information as of market close on February 21, 2008
Bloomberg Ticker:	GOOG	52 Weeks ago:	$475.86
Current Stock Price:	$502.86	52 Week High (on 11/6/07):	$741.79
Current Dividend Yield:	-%	52 Week Low (on 3/2/07):	$438.68

The underlying stock is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by the issuer of the underlying stock pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number 000-50726 through the Securities and Exchange Commission’s website at http://www.sec.gov.  In addition, information regarding the issuer of the underlying stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  For additional information, please see “Information about the Underlying Stock” in these preliminary terms. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the underlying stock is accurate or complete.

March 2008	Page 2

RevConsSM
RevConsSM Based on the Common Stock of Google, Inc. due September 12, 2008

Key Investment Rationale

The RevCons offer a short term income oriented strategy linked to the underlying stock.

▪	A coupon per annum which is higher than the current dividend yield on the underlying stock.

▪	No potential to participate in any appreciation in the underlying stock.

▪	RevCons are not principal protected.

Key Benefits

The RevCons pay an above market coupon in exchange for downside exposure to the underlying stock, with only contingent protection against declines in the underlying stock.  If the closing price of the underlying stock declines to, or below, the trigger price on any trading day from, and including, the pricing date to, and including, the determination date, you will then be subject to full downside exposure to the underlying stock.

Enhanced Yield	▪ A monthly coupon, the rate per annum of which is higher than the current dividend yield on the underlying stock. ▪ The coupon will be paid regardless of the performance of the underlying stock.
Best Case Scenario
▪     If the closing price of the underlying stock never declines to or below the trigger price, the RevCons will redeem, at maturity, for the stated principal amount, resulting in a total return on a per annum basis equal to the coupon.  You will not participate in any appreciation in the underlying stock, even if the underlying stock is above the initial share price on the determination date.

Worst Case Scenario
▪     If the closing price of the underlying stock declines to or below the trigger price on any day during the term of the RevCons and, on the determination date, is at a level below its initial share price, the RevCons will redeem for an amount of underlying stock worth substantially less than the stated principal amount and which may be zero.  In this worst case scenario, the RevCons will have outperformed the underlying stock on a per annum basis by the coupon.

Summary of Selected Key Risks (see page 8)

▪	No guaranteed return of principal.

▪	The RevCons will not provide investors with any appreciation in the underlying stock.

▪	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	If the RevCons are accelerated, you may receive an amount worth substantially less than the stated principal amount of the RevCons.

▪
The issuer of the underlying stock is not involved in the offering for the RevCons in anyway.  Neither the issuer nor the underwriter has made any due diligence inquiry in connection with the offerings.

▪	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock.

▪	Credit risk to Morgan Stanley.

▪	The U.S. federal income tax consequences of an investment in the RevCons are uncertain.

March 2008	Page 3

RevConsSM
RevConsSM Based on the Common Stock of Google, Inc. due September 12, 2008

Fact Sheet

The RevCons offered are senior unsecured obligations of Morgan Stanley, will pay a coupon at the interest rate per annum specified below and will have the terms described in the prospectus supplement for RevCons and the prospectus, as supplemented or modified by these preliminary terms.  At maturity the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has decreased to or below the specified trigger price on any day over the term of the RevCons, a number of shares of underlying stock worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares. TheRevCons do not guarantee any return of principal at maturity. The RevCons are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
“RevCons” is a service mark of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
March 7, 2008	March 12, 2008 (three business days after the pricing date)	September 12, 2008
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per RevCons
Stated principal amount:	$1,000 per RevCons
Denominations:	$1,000 and integral multiples thereof.
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the specified trigger price on any trading day up to, and including, the determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Trigger event:	Closing price trigger event
Exchange ratio:	The stated principal amount divided by the initial share price, subject to adjustments for corporate events.
Exchange factor:
Initially equal to 1.0, but will be adjusted to reflect certain corporate events affecting the underlying stock.  The closing price of the underlying stock and the exchange ratio will be adjusted by the exchange factor.

Trigger level:	80%
Trigger price:	The trigger price is equal to the product of the trigger level times the initial share price.
Determination date:	September 9, 2008 (3 business days before the maturity date), subject to postponement in the event of certain market disruption events.
Coupon:	10-12% per annum, payable monthly beginning April 12, 2008.
Underlying stock:	Google Inc. (“GOOG”)
Initial share price:	The initial share price for the RevCons will be the closing price of the underlying stock on the pricing date.
Postponement of maturity date:
If the determination date is postponed due to a market disruption event or otherwise, the maturity date will be postponed so that the maturity date will be the second trading day following the determination date.

Risk factors:	Please see “Risk Factors” on page 8.

March 2008	Page 4

RevConsSM
RevConsSM Based on the Common Stock of Google, Inc. due September 12, 2008

General Information
Listing:	The RevCons will not be listed on any securities exchange.
CUSIP:	6174463Z0
Tax considerations:
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper tax treatment of the RevCons, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.  Pursuant to the terms of the RevCons and subject to the discussion in the accompanying prospectus supplement for RevCons under “United States Federal Taxation,” you agree with the issuer to treat a RevCons as a unit consisting of (i) a put right written by you to the issuer, that if exercised, requires you to pay the issuer an amount equal to the deposit (as described below) in exchange for shares of the respective underlying company (and cash in lieu of fractional shares), or at the issuer’s option, the cash value of such shares of the respective underlying company and (ii) a deposit with the issuer of a fixed amount of cash to secure your obligation under the put right.  Assuming the characterization of the RevCons as set forth above is respected, a portion of the coupon on the RevCons will be treated as the yield on the deposit, and the remainder will be attributable to the put premium, as described in the section of the accompanying prospectus supplement for RevCons called “United States Federal Taxation — Tax Consequences to U.S. Holders — Tax Treatment of the RevCons — RevCons with a Term of More Than One Year.”  The yield on the deposit will be determined as of the pricing date and set forth in the applicable pricing supplement to the accompanying prospectus supplement for RevCons.

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons concerning the U.S. federal income tax consequences of investing in the RevCons.

On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character of income or loss (including whether the put premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the RevCons.  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury, or Congress, we may decide to withhold on payments made with respect to the RevCons and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and non-U.S. investors considering an investment in the RevCons should read the discussion under “Risk Factors ― Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons and consult their tax advisers regarding the U.S. federal income tax consequences of investing in the RevCons as well as the notice described above and its potential implications for an investment in the RevCons.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the RevCons will be used for general corporate purposes and, in part, in connection with hedging our obligations under the RevCons through one or more of our subsidiaries.
On, or prior to, the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the RevCons  by taking positions in the underlying stock, in options contracts on the underlying stock listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the price of the underlying stock, and, accordingly, potentially increase the initial share price and the trigger price of the RevCons, and, therefore, the price at which the underlying stock must close over the term of the RevCons, and on the determination date, before you would receive for the RevCons at maturity an amount of cash or common stock worth as much as the stated principal amount of the RevCons.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for RevCons.

ERISA:	See “ERISA” in the prospectus supplement for RevCons.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the RevCons.  We encourage you to read the accompanying prospectus supplement for RevCons and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

March 2008	Page 5

RevConsSM
RevConsSM Based on the Common Stock of Google, Inc. due September 12, 2008

How RevCons Work

The following payment scenarios illustrate the potential returns on the RevCons at maturity.

Payment Scenario 1
The closing price of the underlying stock never falls to or below the trigger price during the term of the RevCons, and you receive the monthly coupon until maturity with a full return of principal at maturity.  You will not participate in any appreciation of the underlying stock, even if the underlying stock is above its initial share price on the determination date.

Payment Scenario 2
The closing price of the underlying stock falls to or below the trigger price during the term of the RevCons and the closing price is at a level below the initial share price on the determination date, in which case, at maturity, the RevCons redeem for underlying stock (or, at our option, the cash value of the underlying stock) worth substantially less than the stated principal amount of the RevCons based on the closing price of underlying stock on the determination date.  You will still receive the monthly coupon until maturity if this occurs.

Hypothetical Payments on the RevCons

The following examples illustrate the payment at maturity on the RevCons (assuming a six-month term) for a range of hypothetical closing prices for a hypothetical underlying stock on a hypothetical determination date, depending on whether the closing price of the underlying stock on the determination date is less than the initial share price and whether, during the term of the RevCons, the closing price of the underlying stock has or has not decreased to or below the hypothetical trigger price.

The hypothetical examples are based on the following hypothetical values (and do not reflect the actual initial share price of the underlying stock as well as the exchange ratio, trigger price and the coupon per annum of the RevCons):
▪ Stated principal amount (per RevCons):	$1,000
▪ Initial share price:	$100 (the closing price of one share of the hypothetical underlying stock on the pricing date)
▪ Exchange ratio:	10 (the $1,000 stated principal amount per RevCons divided by the initial share price)
▪ Trigger price:	$80 (80% of the initial share price)
▪ Coupon per annum:	9%

TABLE 1: At maturity, unless the closing price of the hypothetical underlying stock on the determination date is less than the initial share price and the closing price of the hypothetical underlying stock has decreased to or below the trigger price on any trading day from and including the pricing date to and including the determination date, your payment at maturity per RevCons will equal the stated principal amount of the RevCons in cash.  This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six-month term) on a $1,000 investment in the RevCons on the basis that the closing price of the hypothetical underlying stock has not decreased to or below the hypothetical trigger price of $80.

Hypothetical underlying stock closing price on determination date	Value of cash delivery amount at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$81.00	$1,000	$45	$1,045
$90.00	$1,000	$45	$1,045
$100.00	$1,000	$45	$1,045
$110.00	$1,000	$45	$1,045
$120.00	$1,000	$45	$1,045
$140.00	$1,000	$45	$1,045
$160.00	$1,000	$45	$1,045

March 2008	Page 6

RevConsSM
RevConsSM Based on the Common Stock of Google, Inc. due September 12, 2008

TABLE 2: This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six-month term) on a $1,000 investment in the RevCons if the closing price of the hypothetical underlying stock has decreased to or below the hypothetical trigger price of $80 on any trading day from and including the pricing date to and including the determination date.   In each of these examples, where the closing price of the hypothetical underlying stock on the determination date is less than the initial share price, the payment at maturity would be made by delivery of shares of the hypothetical underlying stock, or at our option, the cash value of the hypothetical underlying stock as of the determination date.  In each of these examples, where the closing price on the determination date is at or above the initial share price, the payment at maturity will equal the stated principal amount in cash.

Hypothetical underlying stock closing price on determination date	Value of shares of hypothetical underlying stock or cash delivered at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$0.00	$0	$45	$45
$25.00	$250	$45	$295
$50.00	$500	$45	$545
$75.00	$750	$45	$795
$91.00	$910	$45	$955
$100.00	$1,000	$45	$1,045
$125.00	$1,000	$45	$1,045
$150.00	$1,000	$45	$1,045

Because the closing price of the underlying stock may be subject to significant fluctuation over the term of the RevCons, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend both on (a) whether the closing price of the underlying stock falls to or below the specified trigger price from and including the pricing date to and including the determination date and (b) the closing price of the underlying stock on the determination date.

March 2008	Page 7

RevConsSM
RevConsSM Based on the Common Stock of Google, Inc. due September 12, 2008

Risk Factors

The RevCons offered by these preliminary terms are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the RevCons.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the RevCons and the suitability of RevCons in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the RevCons.  For a complete list of risk factors, please see the accompanying prospectus supplement for RevCons and the accompanying prospectus.

Structure Specific Risk Factors

▪
No guaranteed return of principal.  The payment to investors at maturity will either be (i) cash equal to the stated principal amount of the RevCons or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has decreased to or below the specified trigger price over the term of the RevCons, a number of shares of the underlying stock, or, at our option, the cash value of the shares as of the determination date.  If investors receive shares of the underlying stock at maturity in exchange for the RevCons, or the cash value of those shares, the value of those shares or the cash will be less than the stated principal amount of the RevCons and could be zero.

▪
Investors will not participate in any appreciation in the value of the underlying stock.  Investors will not participate in any appreciation in the price of the underlying stock, and the return on the RevCons will be limited to the interest payable on the RevCons.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the RevCons in the secondary market.  Although the issuer expects that generally the closing price of the underlying stock for the RevCons on any day will affect the value of the RevCons more than any other single factor, other factors that may influence the value of the RevCons include: whether the closing price of the underlying stock has decreased to or below the specified trigger price on any trading day, the volatility and dividend rate on the underlying stock, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the RevCons, the issuer’s creditworthiness and the occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the exchange ratio.

▪
Market price influenced by inclusion of commissions and projected profit from hedging activities.  The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the RevCons in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the RevCons, as well as the projected profit included in the cost of hedging the issuer’s obligations under the RevCons.

▪
Maturity date of the RevCons may be accelerated. The maturity of the RevCons will be accelerated if (i) the closing price of the underlying stock (as adjusted for certain corporate events) on any two consecutive trading days is less than $2.00 or (ii) there is an event of default with respect to the RevCons.  The amount payable to the investor will differ depending on the reason for the acceleration and may be substantially less than the stated principal amount of the RevCons.

▪
No shareholder rights.  Investing in the RevCons is not equivalent to investing in the underlying stock.  Investors in the RevCons will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.

▪
The RevCons may become exchangeable into the common stock of a company other than Google Inc.  Following certain corporate events relating to the underlying stock, you may receive at maturity the common

March 2008	Page 8

RevConsSM
RevConsSM Based on the Common Stock of Google, Inc. due September 12, 2008

stock of a successor corporation to Google Inc. The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the RevCons.

▪
Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting the underlying stock, there may be other corporate events (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments.  If an event occurs that does not require the calculation agent to adjust the amount of the underlying stock payable at maturity, the market price of the RevCons may be materially and adversely affected.

▪
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper tax treatment of the RevCons, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.

Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the RevCons.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the RevCons, the timing and character of income on the RevCons might differ significantly from the tax treatment described in the Tax Disclosure Sections.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the RevCons, and the IRS or a court may not agree with the tax treatment described in these preliminary terms and the accompanying prospectus supplement for RevCons.  On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character of income or loss (including whether the put premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the RevCons.  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury, or Congress, we may decide to withhold on payments made with respect to the RevCons and we will not be required to pay any additional amounts with respect to amounts withheld.

Other Risk Factors

▪	Secondary trading may be limited. The RevCons will not be listed and there may be little or no secondary market for the RevCons. You should be willing to hold your RevCons to maturity.

▪
No affiliation with Google Inc. Google Inc. is not an affiliate of the issuer, is not involved with this offering in any way, and has no obligation to consider the interests of investors in taking any corporate actions that might affect the value of the RevCons.  The issuer has not made any due diligence inquiry with respect to Google Inc. in connection with this offering.

▪
Hedging and trading activity by the calculation agent and its affiliates could adversely affect the value of the RevCons. The economic interests of MS & Co., as the calculation agent and of MS & Co. and other affiliates of the issuer that will carry out hedging activities related to the RevCons or that trade the underlying stock on a regular basis are potentially adverse to your interests as an investor in the RevCons.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and during the term of the RevCons could adversely affect the price of the underlying stock on the pricing date and at maturity and, as a result, could decrease the amount you may receive on the RevCons at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the price of the underlying stock and, accordingly, potentially increase the initial share price used to calculate the trigger price and, therefore, potentially have raised the trigger price relative to the price of the underlying stock absent such hedging or

March 2008	Page 9

RevConsSM
RevConsSM Based on the Common Stock of Google, Inc. due September 12, 2008

trading activity. Additionally, such hedging or trading activities during the term of the RevCons could potentially affect whether the closing price of the underlying stock decreases to or below the trigger price and, therefore, whether or not you will receive the stated principal amount of the RevCons or shares of the underlying stock (or the cash value thereof) at maturity.  Furthermore, if the closing price of the underlying stock has decreased to or below the trigger price such that you will receive shares of the underlying stock at maturity, or at our option, the cash value of those shares, the issuer’s trading activities prior to or at maturity could adversely affect the value of those shares of the underlying stock.

▪
Morgan Stanley may engage in business with or involving Google Inc. without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with Google Inc. without regard to your interests, and thus may acquire non-public information about Google Inc.  Neither the issuer nor any of its affiliates undertakes to disclose any such information to you.  In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to Google Inc., which may or may not recommend that investors buy or hold the underlying stock.

For further discussion of these and other risks you should read the section entitled “Risk Factors” beginning on S-8 of the prospectus supplement for RevCons.  The issuer also urges you to consult your investment, legal, tax, accounting and other advisers before you invest in the RevCons.

February 2008	Page 10

RevConsSM
RevConsSM Based on the Common Stock of Google, Inc. due September 12, 2008

Information about Google Inc.

Google Inc. is a technology company which maintains an online index of web sites and other online content.  The underlying stock is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by Google Inc. pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number 000-50726 through the Securities and Exchange Commission’s website at http://www.sec.gov.  In addition, information regarding Google Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for RevCons.

These preliminary terms relate only to the RevCons offered hereby and do not relate to the underlying stock or other securities of Google Inc.  The issuer has derived all disclosures contained in these preliminary terms regarding Google Inc. from the publicly available documents described in the preceding paragraph.  In connection with the offering of the RevCons, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Google Inc.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Google Inc. is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

March 2008	Page 11

RevConsSM
RevConsSM Based on the Common Stock of Google, Inc. due September 12, 2008

Historical Information

Historical Information.  The following table sets forth the published high and low closing prices for the underlying stock for 2005, 2006, 2007 and 2008 through February 21, 2008.  The associated graph shows the closing price for the underlying stock for each day from January 3, 2005 to February 21, 2008.  The issuer obtained the prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying stock as an indication of future performance.

Google Inc. (CUSIP 38259P508)	High	Low	Dividends
2005
First Quarter	210.86	174.99	-
Second Quarter	304.10	180.04	-
Third Quarter	316.46	274.01	-
Fourth Quarter	432.04	296.14	-
2006
First Quarter	471.63	337.06	-
Second Quarter	440.50	370.02	-
Third Quarter	424.56	367.23	-
Fourth Quarter	509.65	401.44	-
2007
First Quarter	505.00	438.68	-
Second Quarter	530.26	458.00	-
Third Quarter	569.00	491.52	-
Fourth Quarter	741.79	579.03	-
2008
First Quarter (through February 21, 2008)	685.33	495.43	-

We make no representation as to the amount of dividends, if any, that Google Inc. may pay in the future.  In any event, as an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the stock of Google Inc.

Google Inc. Stock Closing Prices January 3, 2005 to February 21, 2008

March 2008	Page 12